                                                               Exhibit (10)(iii)

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into by and between LIFE INVESTMENT FUNDING ENTERPRISES, INC., a Nevada corporation having its principal place of business at Sarasota, Florida (the "Company"), and
J. PATRICK BRYAN, a resident of Sarasota, Florida (the "Executive"), as of the _____ day of ______________, 2002.

                                 R E C I T A L S

         The Company has been organized under Nevada law for the purpose of raising initial capital and to conduct a business involving the purchase of life insurance policies of various types from the owners and insureds thereof with a view to realizing profit and economic gain, such business activities sometimes being referred to as "viatical settlements" or "senior settlements". The Company, upon acquisition of such life insurance policies, will continue to pay the premiums due thereon in order to maintain the in-force status of such life insurance policies. In connection with such business activity, the Company intends to engage in numerous asset purchase transactions with approximately 60 limited liability companies, also formed under Nevada law. The purpose of such asset acquisition transactions will be to acquire the life insurance policy portfolios of such limited liability companies. The purchase consideration to be given in such asset acquisition transactions is expected to be the Class B Convertible Preferred Stock of the Company in anticipated aggregate amount of
2.8 million shares.

         The Company desires to employ the Executive in the position of Chairman, President and Chief Executive Officer of the Company and Executive desires to accept such employment in such capacity. The Executive will, if elected, serve as a member of the Board of Directors of the Company, and in the fulfillment and carrying out of his executive responsibilities will have those general executive powers normally vested in the Chief Executive Officer of a corporation for profit.

                                A G R E E M E N T
         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the Company and the Executive hereby agree as follows:

                                  I. EMPLOYMENT
         1.1 TERM. The Company hereby agrees to employ the Executive and the Executive hereby accepts employment with the Company for an initial term which shall conclude on December 31, 2006 (the "Initial Term"). The Initial Term of this Agreement between the Company and the Executive shall commence as of the time agreed upon by the parties hereto and that the Executive first commences to render executive services to the Company. Upon the mutual agreement of the Company and the Executive, this Agreement may be extended for additional, subsequent terms upon the expiration of the Initial Term. Any renewal term, however, shall be for a period of not less than two years.

         1.2 DUTIES. The Executive hereby accepts employment by the Company as its Chairman, President and Chief Executive Officer and as such shall supervise, direct and manage the business of the Company as described earlier in this Agreement, and in so doing shall have the general executive powers customarily held by chief executive officers and such additional powers, or limitations on such powers, as may be established by the Board of Directors of the Company from time to time. The Executive shall devote substantially all of his business time, ability, and attention to the business of the Company during the Initial Term of this Agreement and any renewal term.

         1.3 CHANGE OF DUTIES. Except as otherwise provided in this Agreement, the duties of the Executive may be changed from time to time only by the mutual consent of the Board of Directors of the Company and the Executive set forth in writing. Any such change notwithstanding, the employment of the Executive shall be construed as continuing under this Agreement as modified. If, at any time during the term of this Agreement, the Executive should be unable to perform his duties hereunder by reason of personal injury or illness, the Board of Directors of the Company may assign the Executive to other duties and the compensation to be paid to the Executive thereafter shall be determined by the Board of Directors of the Company in its sole discretion. If, in such event, the Executive is unwilling to accept the modification of his duties and compensation effected by the Company, or if the Executive's inability to perform his duties is of such magnitude as to make a modification of his duties hereunder not feasible on a reasonable basis, this Agreement shall terminate in accordance with Section 5.2 hereof.

         1.4 FIDUCIARY DUTIES. While employed by the Company, Executive must exercise the fiduciary duties of care and loyalty to the Company of that of an ordinary prudent person in a like position.

                                II. COMPENSATION

         2.1 BASIC COMPENSATION. For his full time service to the Company as Chairman, President and Chief Executive Officer, the Executive shall receive compensation at the annual rate of One Hundred Eighty Thousand Dollars ($180,000.00) payable in such monthly or more frequent installments as may be mutually agreed by the Executive and the Company. Immediately following the conclusion of each twelve month period of the Initial Term, the Company agrees to undertake in a good faith, responsible manner a review of the Executive's performance with respect to his service as Chairman, President and Chief Executive Officer of the Company and to promptly determine and pay an appropriate bonus to the Executive for such services, the amount of such bonus to be determined by the Board of Directors of the Company, exclusive of the Executive. During each year of the Initial Term and any renewal term of this Agreement, the Board of Directors of the Company shall review such annual compensation being paid to the Executive in order to determine and award any appropriate increase in such annual compensation, as well as any bonus compensation to which the Executive may be entitled.

         2.2 COMPENSATION AS A DIRECTOR. The Executive, if so elected, agrees to serve as a member of the Board of Directors of the Company. Any compensation or reimbursement received by the Executive from the Company for his service as a director shall be separate and apart from, and in addition to, the compensation to be paid to the Executive pursuant to this Agreement.

         2.3 CERTAIN BENEFITS. In addition to the compensation and bonus provided for in this Article II, the Executive shall be entitled to receive the benefits set forth and described in Article III of this Agreement.

         2.4 REIMBURSEMENT OF EXPENSES. The Company, in accordance with the rules and regulations which it may establish from time to time, shall reimburse the Executive for reasonable business expenses incurred in the performance of his duties on behalf of the Company including, without limitation, travel, automobile and entertainment expenses. The Executive shall also have the use of any automobile acquired or leased by the Company for utilization by the Executive without cost to the Executive.

         2.5 MODIFICATION OF COMPENSATION. Upon the mutual written agreement of the Company and the Executive, which may occur one or more times during the Initial Term of this Agreement or any renewal term, the Executive and the Company may agree that all or a portion of the compensation payable by the Company to the Executive pursuant to the provisions of this Article II or other provisions of this Agreement shall be suspended until such time as the financial circumstances of the Company more appropriately permit the payment of such compensation. With respect to any compensation, the payment of which is suspended, such compensation payment suspended shall accrue for the benefit of the Executive and shall be promptly paid in one or more installments upon the Company's attainment of the financial capability to effect such payment. If requested by the Executive, the Company shall cause to be prepared and delivered to the Executive one or more promissory notes evidencing such accrued but unpaid compensation hereunder and the principal of such note or notes shall bear interest at an annual rate equal to the corporate prime rate as charged from time to time by Northern Trust Bank of Florida, N.A., Sarasota, Florida.

                                  III. BENEFITS

         3.1 GENERALLY. The Executive shall be entitled to participate in any qualified pension plan, qualified profit-sharing plan, medical and/or dental insurance or reimbursement plan, group term life insurance plan and any other employee benefit plan which may be established by the Company, subject to and in accordance with the terms and conditions of any such plan as established by the Company and/or any entity rendering services in connection therewith.

         3.2 VACATION. The Executive, if he is in the active employ of the Company, shall be entitled to such periods of vacation with pay during each year of the Initial Term or any renewal term of this Agreement as shall be determined by the Board of Directors of the Company. The Board of Directors of the Company will endeavor to permit the Executive to utilize such vacation periods at times selected by the Executive but reserves the ultimate right to determine and approve the utilization of such vacation time in order to insure the efficient and orderly operation of its business. Neither the Executive nor any other employee of the Company shall be entitled to receive vacation pay in lieu of vacation, and any vacation time not utilized during the year to which it applies shall be deemed waived.

         3.3 SICK LEAVE AND HOLIDAYS. The Executive shall be entitled to the benefit of all sick leave and holidays, with full pay, as established by the Board of Directors to apply to the Company and all its employees.

                               IV. NON-COMPETITION

         4.1 NON-COMPETITION; RESTRICTIVE COVENANT. During the term of this Agreement, the Executive shall not, directly or indirectly, as an employee, employer, consultant, agent, principal, partner, shareholder, officer, director, or in any other individual or representative capacity, engage or participate in any business which is in competition in any manner with the business of the Company. On termination of employment by the act of the Executive, the Executive shall not directly or indirectly engage in competition with the Company with respect to business activities and business then being conducted by the Company, its subsidiaries or affiliates and successors. The Executive shall be precluded from such competitive activity throughout the United States. In the event of a breach or threatened breach by the Executive of his obligations pursuant to this restrictive covenant, the Executive acknowledges that the Company will not have an adequate remedy at law and shall be entitled to such injunctive and other equitable relief as may be available to restrain the Executive from the violation of the provisions hereof. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available at law or in equity for such breach or threatened breach. The provisions of this Section 4.1 shall be of no force and effect if the employment of the Executive is terminated by action of the Company during the Initial Term hereof or any renewal term, whether such action be for cause or otherwise. For purposes of this Section 4.1, "Company" shall mean LIFE INVESTMENT FUNDING ENTERPRISES, INC. and any successor entity thereto resulting from any merger, business combination or consolidation of the Company with and/or into another entity. The provisions of this Section
4.1 shall also not be applicable in the event that there occurs a change of control with respect to the Company during the Initial Term or any renewal term hereof.

         4,2      ACKNOWLEDGMENTS.  Executive hereby acknowledges that the:


         (a)      Company's services are highly specialized;

          (b) identity and particular needs of the Company's customers and investors are not generally known;

          (c) Company has a proprietary interest in its customers, investors list and marketing methods and procedures; and

          (d) documents and other information pertaining to the Company's sales, marketing and pricing methods and/or techniques, as well as information pertaining to the Company's customers and investors, including, without limitation, identity, location, and service requirements are highly confidential proprietary information and constitute trade secretes in which the Company has a sole ownership interest.

         4.3 TRADE SECRETS. During the term of this Agreement, Executive may have access to, and become familiar with, various trade secrets and/or proprietary information belonging to the Company, including, without limitation, the documents and information referred to in Section 4.2 above. Executive acknowledges that such trade secrets and proprietary information are owned by and shall continue to be owned solely by the Company. During this Agreement and for thirty-six (36) months after the termination of this Agreement, regardless of the reasons for termination of this Agreement, Executive agrees not to use, communicate, reveal or otherwise divulge said information to any person, partnership, corporation or other legal entity unless such Executive is compelled to do so by a court of competent jurisdiction.

         4.4 SEPARABILITY. The Company and the Executive agree that the covenants and conditions set forth in Paragraph 4.1 hereof are severable and separate, and that the unenforceability of any specific covenant or condition shall not affect the validity of any other covenant or condition set forth herein. Such covenants and conditions of employment shall be construed as an agreement independent of any other provisions of this Agreement, and the existence of any claim or cause of action of the Executive against the Company, whether predicated upon this Agreement and its covenants and conditions, or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and conditions set forth in Paragraph 4.1 hereof.

                                 V. TERMINATION

         5.1 BY THE COMPANY FOR CAUSE. In the event that the Executive willfully breaches or habitually neglects the duties which he is required to perform pursuant to the terms of this Agreement, breaches the covenants of Paragraph 4.1 hereof, or engages in a course of conduct which, in the sole reasonable judgment of the Board of Directors of the Company, is damaging to the business reputation of the Company or causes or will tend to cause the Company to be held in disrepute, the Board of Directors of the Company may, at its option, terminate this Agreement immediately by giving written notice of such termination to the Executive, without prejudice to any other remedy or right to which the Company may be entitled at law, in equity or pursuant to this Agreement ("Termination for Cause"). In addition to Termination for Cause as heretofore provided, the Executive's employment hereunder may be terminated by the Company upon ninety
(90) days written notice given by the Company to the Executive; provided, however, that in no event shall the employment of the Executive hereunder be terminated within the Initial Term hereof. In the event that the Executive's employment hereunder is terminated other than for cause or for disability or death as contemplated by Section 5.2 hereof during any renewal term hereof, the Company shall be obligated to pay to the Executive for the remainder of the then renewal term of this Agreement the amount of compensation payable to the Executive under Section 2.1 hereof as in effect as of the time of such notice, as well as any bonus compensation which has accrued hereunder. Additionally, in the event of such termination other than for cause and upon such 90 day notice, the Executive shall be entitled during the remaining renewal term of this Agreement to receive such other benefits as have been provided by the Company to the Executive under Article III of this Agreement to the extent that such benefits are applicable.

         5.2 DISABILITY. In the event that the Executive becomes permanently disabled by reason of illness, injury or physical or mental incapacitation, or for any other reason, such that it reasonably appears that he will be unable to complete his duties under this Agreement or any feasible modification hereof, the Company shall have the option to terminate this Agreement immediately by giving written notice of such termination to the Executive. This Agreement shall automatically terminate in the event of the death of the Executive.

         5.3 EFFECT ON COMPENSATION. In the event of the termination of this Agreement pursuant to Paragraph 5.1 or Paragraph 5.2 hereof (except Termination for Cause), the Executive shall be entitled to receive that compensation which would be payable to him with respect to the Initial Term or any renewal term during which such termination occurs (the "Entitled Compensation"). Such Entitled Compensation shall be paid by the Company to the Executive in lump sum or in such installments as the Executive and the Company may agree in writing. At the request of the Executive, the Company shall cause to be prepared and delivered to the Executive its promissory note evidencing such Entitled Compensation and the principal amount of such note shall bear interest at the then corporate prime rate as charged by Northern Trust Bank of Florida, N.A., Sarasota, Florida. In the event that the Executive dies prior to the expiration of the Initial Term or any renewal term of this Agreement, any compensation which may be due to him from the Company pursuant to this Agreement, as of the date of such death, shall be paid by the Company to the personal representative of the Executive's estate or to any person or persons as may be designated by applicable law.
                          VI. MISCELLANEOUS PROVISIONS

     6.1 ENTIRE AGREEMENT. This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof. All prior understandings and agreements between the parties are hereby superseded by and merged with this Agreement.

     6.2 WAIVER OF RIGHTS. The failure of either party to insist, in one or more instances, upon the performance of any of the terms, covenants, agreements or conditions of this Agreement, or to exercise any rights hereunder shall not be construed as a waiver or relinquishment of such party's right to insist upon the future performance of such term, covenant, agreement or condition, or the future exercise of any such right and the obligations of the other party with respect to such future performance shall continue in full force and effect.

     6.3 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida.

     6.4 SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and shall remain in full force and effect as if the invalidated provision had not been included herein.

         6.5   INCORPORATION  OF  RECITALS.   The  recitals  set  forth  in  the
preliminary portion of this Agreement are hereby incorporated in and made an integral part of this Agreement.

         6.6 NOTICES. Any notice required or desired to be given pursuant to this Agreement shall be in writing and shall be deemed given when deposited, postage paid, in United States certified mail, return receipt requested, at the addresses set forth below or at such subsequent address provided by the parties:

         If to the Company      -   Life Investment Funding Enterprises, Inc.
                                    Attention:  ___________________________
                                    1605 Main Street, Suite 1109
                                    Sarasota, Florida  34236

         If to the Executive    -   J. Patrick Bryan
                                    _______________________________________
                                    _______________________________________


     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                                     LIFE INVESTMENT FUNDING ENTERPRISES, INC.



                                     By__________________________________
                                         Its________________________________




                                     ------------------------------------
                                     J. PATRICK  BRYAN, Executive

                        ADDENDUM TO EMPLOYMENT AGREEMENT


         THIS FIRST ADDENDUM is made to that certain Employment Agreement (the "Addendum" and the "Agreement", respectively), which Agreement is being entered into by and between LIFE INVESTMENT FUNDING ENTERPRISES, INC., a Nevada corporation having its principal place of business in Sarasota, Florida (the "Company") and J. PATRICK BRYAN, presently resides in Michigan who will upon the effectiveness of the Agreement become a resident of Sarasota, Florida (the "Executive"). This Addendum is made as of an even date with the Agreement.

         The Company and the Executive wish to provide for certain additional maters and for clarification of certain of the provisions set forth in the Agreement and such purposes are being accomplished by means of this Addendum.

         Accordingly, in consideration of the mutual covenants and promises contained in the Agreement and the other good and valuable consideration recited therein, as well as the additional promises, covenants and considerations recited in this Addendum, the Company and the Executive further agree as follows:

         1. EXECUTIVE MOVING EXPENSE. The Company agrees to pay an executive moving expense to the Executive in the amount of Ten Thousand Dollars ($10,000.00). Such executive moving expense amount may be paid in one or more installments as determined by the Executive and shall be payable at the time that the Company timely attains the minimum requirement with respect to its anticipated private offer and sale of its Class A Convertible Preferred Stock, $.001 par value, which is expected to commence on or before April 1, 2002. Such minimum requirement requires the Company to receive and accept subscriptions representing $1 million or more in gross proceeds resulting from the private offer and sale of such Class A Convertible Preferred Stock, $.001 par value. Such Class A Convertible Preferred Stock, $.001 par value, is being privately offered at $10 per share.

         2. COMMENCEMENT OF TERM. The term of the Agreement shall commence on the day that the minimum proceeds requirement is timely attained by the Company as described in Section 1 above.

         3. VEHICLE REIMBURSEMENT. On and after the effective date of the Agreement, the Executive shall be entitled to receive a leased vehicle reimbursement amount of Seven Hundred Dollars ($700.00) per month.

         4. COMPENSATION. The Agreement provides for a base annual salary to be paid by the Company to the Executive of One Hundred Eighty Thousand Dollars ($180,000.00). The Company and the Executive acknowledge that the Company has prepared certain financial projections relating to its net income and other financial performance matters for the first, second, third and fourth fiscal years of the Company. It is acknowledged by the Company and the Executive that the first fiscal year of the Company will be that 12 month period ending December 31, 2003. In the event that the Company achieves the net income projections for the first, second, third and fourth fiscal years as set forth subsequently in Section 5 of this Addendum, the Executive will be entitled to an increase in his base annual salary in an amount equal to twenty percent (20%) of the Executive's base annual salary earned by the Executive for fiscal year with respect to which the net income projections were attained. Such increase in the annual salary of the Executive shall be effective January 1 of the next subsequent fiscal year of the Company even though the net income of the Company may not be determined on such date. The Company shall make all necessary payments to the Executive in order to remit such salary increase amount to the Executive for any period of time on and subsequent to January 1 of such next subsequent fiscal year of the Company.

         5. BONUS COMPENSATION. In addition to the compensation provided for in the Agreement and this Addendum, the Executive shall also be entitled to bonus compensation. Such bonus compensation shall be applicable to each fiscal year of the Company commencing with the fiscal year ending December 31, 2003, except as hereinafter provided. The Company and the Executive acknowledge that the financial projections which have been prepared by the Company indicate that the Company anticipates earning for such fiscal year ending December 31, 2003 net income after provision for income taxes of $5,976,631. In the event that such net income projections are achieved in their entirety for the fiscal years ending December 31, 2003, 2204, 2005 and 2006, the Executive shall be entitled to a bonus payable in the manner hereinafter provided equal to ten percent (10%) of such net income earned by the Company. To the extent that such net income projections are not achieved and realized by the Company for the indicated fiscal years, but the Company does experience net income, the Executive shall be entitled to a bonus which shall be proportionately reduced from such 10% amount; provided, however, that the Company must realize and report for the fiscal years indicated at least forty percent (40%) of such projected income amounts in order for the Executive to be entitled to any bonus compensation. For purposes of such bonus calculation, it is acknowledged by the Company and the Executive that the projected net income amounts after provision for income taxes for the fiscal years ending December 31, 2003, 2004, 2005 and 2006 are as follows:

                  FISCAL YEAR ENDING DECEMBER 31,*

                                    2003             $ 5,976,631
                                    2004              15,485,882
                                    2005              20,446,505
                                    2006             27,570,522

* Such projected net income amounts do not reflect increases in Executive's base and bonus compensation. By way of example only, if the Company achieves and reports for the fiscal year ending December 31, 2003 net income of $5,378,968 (which is 90% of the projected amount), the Executive would be entitled to a bonus equal to nine percent (9%) of such net income amount. The bonus compensation will be calculated by the internal accountants for the Company as soon as practicable after the close of each fiscal year commencing with the fiscal year ending December 31, 2003, utilizing the actual net income after provision for income taxes determined by the independent certified public accountants of the Company. Such calculation is expected to be available by March 31 of each subsequent fiscal years following the fiscal year ending December 31, 2003. 2004, 2005 and 2006. The bonus shall be paid by the Company to the Executive in the form of cash and the Common Stock, $.001 par value, of the Company. In that regard, fifty percent (50%) of the earned bonus amount shall be paid to the Executive in cash paid by the Company to the Executive over the eight consecutive months following the month of calculation and determination of net income and bonus. The remaining 50% of such earned bonus amount shall be paid, as indicated, to the Executive in Common Stock of the Company. For purposes of determining the number of shares of Common Stock to be issued to the Executive in such bonus payment, such shares shall be valued at the mean between the bid and the asked price thereof less a discount of 15%. Such shares of Common Stock issued to the Executive as bonus compensation shall constitute Restricted Securities and control stock under the Securities Act of 1933 as amended, and the Securities Exchange Act of 1934, as amended. The Executive, however, will be entitled to require the Company from time to time to file a Registration Statement utilizing United States Securities and Exchange Commission Form S-8 (or any successor form) in order to register not more than 50% of shares of the Common Stock received by the Executive as a result of such bonus compensation. The remaining 50% of shares of Common Stock of the Company owned by the Executive shall continue to be restricted and control stock.

         The Company has not projected net income for the partial fiscal year ending December 31, 2002. However, it is agreed by the Company and the Executive that if the Company reports net income after provision for taxes for the partial fiscal year ending December 31, 2002 and such reported net income, on an annualized basis, equals or exceeds the projected net income after provision for taxes for the fiscal year ended December 31, 2003, then and in such event the Executive shall be entitled to a bonus calculated in the same manner as will be the case for the fiscal years ending December 31, 2003, 2004, 2005 and 2006 and shall be paid a bonus for the fiscal year ended December 31, 2002 adjusted proportionately for such partial fiscal year.

         Except as modified and expanded by this Addendum, the Company and the Executive confirm and readopt all of the terms and the provisions of the Agreement.

         IN WITNESS WHEREOF, the Company and the Executive have executed this Addendum as of even date with the Agreement.


                                  LIFE INVESTMENT FUNDING ENTERPRISES, INC.



                                  By__________________________________
                                       Its _______________________________


                                                    EXECUTIVE


                                  ------------------------------------
                                  J. PATRICK BRYAN

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